Exhibit 10.2
Amendment to the Second Amended and Restated
 Nu Skin Enterprises, Inc. 1996 Stock Incentive Plan

Pursuant to Section 18.1 of the Second Amended and Restated Nu Skin Enterprises, Inc. 1996 Stock Incentive Plan (the "1996 Plan"), effective June 7, 2013, the 1996 Plan is hereby amended by adding the following Section 7.2(g):
"7.2(g)                          Notwithstanding the foregoing, unless otherwise set forth in an Award Agreement, if on the last day of the term of an Option the Fair Market Value of one Share exceeds the Option Price, the Grantee has not exercised the Option (or a tandem SAR, if applicable) and the Option has not expired, the Option shall be deemed to have been exercised by the Grantee on such day with payment made by withholding Shares otherwise issuable in connection with the exercise of the Option.  In such event, the Company shall deliver to the Grantee the number of Shares for which the Option was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price and required withholding taxes; provided, however, any fractional Share shall be settled in cash."